Exhibit (d)(23)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement,
dated as of March 5, 2010

between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Rutland Square Trust II	Strategic Advisers Core Income Fund	03/05/10

Agreed and Accepted
as of March 5, 2010

Fidelity Management & Research (Hong Kong) Limited

By: /s/ JS Wynant

Name: JS Wynant

Title: Treasurer

Fidelity Investments Money Management, Inc.

By: /s/ JS Wynant

Name: JS Wynant

Title: Treasurer